EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES JULY CASH DISTRIBUTION

    Dallas, Texas, July 21, 2008 - U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.411533 per unit, payable on August 14, 2008, to unitholders of record on July 31, 2008.  The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	16,000	167,000	$120.77	$11.81

Prior Month	22,000	223,000	$100.00	$10.69 (a)

(a) Excludes $518,756 related to lawsuit settlement proceeds for the underpayment of royalties on certain San Juan Basin properties, which increases the average price to $13.28 per Mcf.

    The prior month distribution included gas and oil sales volumes of approximately 53,000 Mcf and 6,000 Bbls related to production from prior periods.

    The June 2008 distribution included lawsuit settlement proceeds related to the underpayment of royalties on certain San Juan Basin properties.  Based on the information received by XTO Energy, the prior month distribution included additional royalties in the amount of $897,002, or approximately $0.15 per unit.  Of this amount, $378,246, or approximately $0.06 per unit, was interest income.

    For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management Trustee Toll Free - 877-228-5084